EXHIBIT 10.15

Agreement between WorldCALL Public and Station Headquarters Lahore Cantonment

dated January 11, 2018

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AGREEMENT TRIPLE PLAY SERVICES

LAHORE GARRISON

This agreement is made at Lahore on the [illegible] of [illegible] 2018 between Statioh Headquarters Lahore Cantonment represented by Assistant Adjutant & Quartermaster General (Cable) Lieutenant Colonel Amjad Hussain Amjad herein after called as the authorized officer, of the one part.

AND

M/S WorldCall Telecom Limited operating under the brand name WerldCall Telecom Limited represented by its Chief Technology Officer Mr. Amir Gulzar S/O Malik Gulzar Ahmed C.N.I.C No. 38403-9998635-7 so authorized and herein after Cable TV Operator of the other part.

1. Whereas the Garrison Headquarters Lahore Cantt exercises total administrative control over military and civil establishments, military formations, units, residential and commercial localities, colonies, housing societies located within the Cantonment boundaries and constituting the territories of Lahore Garrison i.e Lahore /Walton & MS Garrison so defined except DHA.

2. Whereas World Call Telecom Limited which holds a valid license. Issued by the PEMRA vide their License No 3 (64) RO-LHR/27347 dated 21 April 2015, Class – License "B – 10" to erect, establish and operate cable TV Network, desires to and requests to be authorized to provide triple play services i.e. cable TV Network, internet and telephone service in Lahore Cantonment serving all Civil / military establishments, institutions commercial and residential areas, private and public colonies, residential premises, offices and Housing Societies excluding DHA etc.

3. Whereas, Station Headquarters Lahore agrees to and authorizes triple play service provider to erect, establish, operate and Maintain the Network on the terms conditions given hereunder :-

   a. **NOC shall be issued and remain valid for a period of 5 years wef 1 Jan 2018 to 31 Dec 2023, renewable with mutual consent and negotiations.**
   b. The Cable TV Operator is holding a valid registration with the registrar of companies.
   c. The Cable TV Operator is holding a valid PEMRA license covering Lahore Cantonment Area.
   d. Cable layout plan/network including equipment is formally cleared / approved by Headquarters Signals 4 Corps, Lahore.
   e. Following interactive and non interactive services will be provided :-
      (1) Minimum 80 channels (after clearance form Station Headquarters) consisting of following will be shown.
         (a) Digital Channels. - 100 to 250 (After issuance of PEMRA policy)
         (b) Analog Channels - 80
      (2) Internet Services

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f. The Cable TV Operator shall ensure that only permissible channels are distributed through its cable system to the subscribers after proper authorization from originators / producers or its representative duly licensed by the PEMRA and that no channels are added to its cable system for distribution at any time without authorization of Station Headquarters.

g. The cable operator who himself is providing service in at least 50 % of the area can award a franchise to a distributor / loop holder. The distributor shall be registered with Station Headquarter. Cable TV Operator shall be responsible for the discipline of distributor / loop holder.

h. M/S WorldCall Telecom Limited will be bound to share the complete details of loop holders and distributors to Station Headquarters on quarterly basis.

i. Each loop holder / distributor shall deposit Rs. 25, 000/- (Refundable) as security money at the time of registration. The service provider shall pay Rs. 10,000/- pm for each distributor / loop holder.

j. In case some un-auth distributor / loop holder is found working in Cantonment, the service provider (who has provided signal) shall be fined Rs. 55,000/-.

k. The Cable TV Operator shall make provision in its headed facilities for carrying out real-time editing for obscenity, language and violence etc according to the 'Code of the Conduct 'of the Pakistan censor Board / PEMRA.

l. The Cable TV Operator will obtain no objection from the concerned utility service provider.

m. The company staff shall be cleared through Station Headquarters as per the given security Standing Operating Procedure and while on duty wear uniform with company logo and identity card of company displayed.

n. Service provider shall provide detailed layout of its cable network and location of its office within Cantonment to Station Headquarters and Headquarters Signals 4 Corps.

o. Service provider will be liable to pay penalties as per Para 14 and 25 of this contract imposed by Station Headquarters on failure to abide by these terms and conditions.

p. WorldCall Telecom Limited i.e. service provider cannot go in court of law against the clauses of the agreement / contract nor can obtain stay order form any court of law on violation / dispute / resolution against Station Headquarters /Army decision.

q. In case the company proposes to further distribute its internet signal to loop holders / distributor, the said loop holder / distributor should be a license holder of Pakistan Telecommunication Authority:

r. In case of any default of the company for any violation of the contract the services of the company will be terminated forthwith and equipment will also be confiscated without any prior warning, and company will not have any right to defend it position in the court of law.

4. <u>Definition.</u> Unless the context otherwise requires, the following terms, wherever, used in the Agreements, shall have the following meaning:-

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a. Agreement means this agreement between Station Headquarters and the service provider i.e. WorldCall Telecom Limited.

b. Authority means the Pakistan Electronic Media Regulatory Authority (PEMRA) established under the ACT of the Pakistan Electronic Media Regulatory Authority (PEMRA) Ordinance 2002.

c. Cantonment areas mean commercial and residential areas under the administrative control of Station Headquarters through Cantonment Boards. Connected premises mean a property residential, commercial or offices in Cantonment areas subscribing to the services provided by WorldCall Telecom Limited.

d. HFC Network or Hybrid Fiber Coaxial cable network means a network comprising optical fiber cable (Duct and Ariel), coaxial cables, point to point radio frequency signals and other associated equipment, hardware and software including any and all subscriber premises equipment capable of bi-direction transmission of view, data and voice signal deployed by WorldCall Telecom Limited.

e. Interactive services means High-speed internet Access Service, VOIP, Video and other related and value added services like VOD (video on demand) which requires presence of a return communication path on the HFC network using which a subscriber, can communicate with intelligent equipment placed either at the network headend or beyond.

f. License means the license No PEMRA License No 3 (64) RQ-LHR/27347 issued on 21 April 2015 Class –License B-10 issued by the Pakistan Telecommunication Authority to World Call Telecom Limited.

g. Non-Interactive Services means cable television broadcast or the re-transmission of satellite and terrestrial television and radio channels in analog or digital format that are broadcast to the subscriber from the HFC network headend.

h. Party means, Station Headquarters, and service provider, as the case may be, and "Parties" means both of them.

i. Primary connection means any connection that originates from outdoor taps affixed in WorldCall Telecom Limited, and terminates in any TV (Primary TV) or the CPE (Customer Premises Equipment) inside subscriber premises.

j. PEMRA means the Pakistan Electronic Media Regulatory Authority established pursuant to the Act.

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k. PTCL means the Pakistan Telecommunication Company Limited, a public limited company incorporated under the Companies Ordinance 1984 with its registered office at PTCL Headquarters, G-8/1, and Islamabad.

l. Services means interactive and Non-Interactive Services.

m. Subscriber means the user or intending user of the services in connected premises.

5. **Creating Bouquet of Permissible Channels.** In order to confirm to the GHQ policy on the subject, the services provider will create one bouquet consisting of permissible channels (details of channels will be provided by Station Headquarters As per SOP. This bouquet will be subscribed by all units i.e., messes, recreation rooms and canteens etc.

6. **New Connection.** The services provider shall ensure that cable services are provided, within its defined area, to an applicant within 24 hours after completion of the following formalities by the applicant :-

a. Depositing the installation fee not exceeding the maximum limit set by the Station Headquarters.

b. Prescribed monthly charges for one month.

c. Completion of all necessary documentation including agreement forms, registration form etc as approved by the Station Headquarters As per SOP.

d. In case of a previous default, all outstanding amounts will be paid to the service provider.

7. **Monthly Billing Procedure.**

a. The service provider shall ensure that the prescribed monthly charges are delivered to the, subscribers within the first week of the following month.

b. In case of variation in the prescribed monthly cable services, the service provider shall serve a notice to all affected subscribers at least one month in advance of such occurrence.

c. The service provider shall ensure that the process of collection of the prescribed monthly cable services charge is convenient for the subscribers.

d. The service provider shall issue a proper receipt to the subscriber after payment of the prescribed fee which shall contain the following information :-

(1) Name and address of the subscriber.

(2) The month for which the fee is paid.

(3) Telephone number and address of the service provider.

e. In case a subscriber defaults for two consecutive months the service provider may discontinue its cable service after serving a seven days notice on the subscriber. No services

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shall be disconnected without serving the 'Termination of Service' notice. The termination notice shall contain the following:-

(1) Reasons for the expected termination of the cable service.
(2) Amount outstanding against the subscriber.
(3) Last date for payment of the outstanding dues.
(4) Reconnection charges.
(5) A telephone number of the further information or comments.

f For the purpose of collection of prescribed monthly charges, the service provider shall ensure that its representative (s) carry proper identity documents along with his photograph and wear uniform vide Para 3m ante.

g The service provider shall submit to the Station Headquarters, as and when required to do so, information regarding the complaints received and address.

8. **Dispute Resolution.** A dispute arising between the service provider and subscriber (s) shall be referred to Station Headquarters or to their authorized officer, as the case may be, a show cause notice shall be served on the party against whom such a complaints has been made. A decision shall only be taken after hearing both the parties in person or through their authorized representative as the case may be. The decision of the Station Commander shall be final and binding on both the parties, while ensuring that justice shall prevail.

9. **Quality of Service (QoS) / Monitoring.** Headquarters Signals would be designated as an agency responsible to monitor and ensure QoS. For this purpose Headquarters Signals shall conduct QoS survey at any frequency but not less than once a year to ensure compliance of following technical and performance standards :-

10. **Technical Standards.**

a. **Distribution Cable Specification.** The service provider shall adopt minimum following distribution cable specifications for the main distribution system.

Number of subscribers terminal connected to the distribution cable.	Grade of distribution cable
Upto and including 5000	RG- 11 / Fiber Optics
Above 5000	Fiber Optics

b. The service provider shall ensure that the subscriber drop is clamped properly to walls, poles, as the case may be and shall not cause nuisance to the subscriber, public and environment.

c. The service provider shall adopt the following distribution cable specification for the subscriber drop.

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Number of subscriber on the drop	Length of the Subscriber's drop without using an amplifier in drop*	Grade of distribution cable
1	Upto 30 meters	RG – 6
2 to 4	Upto 30 meters	RG – 6
1 to 4	30 to 100 meters	RG – 11
5 and more	Upto 100 meters	RG – 11
* In all other conditions an amplifier shall be used in the subscriber's drop		

d. The service provider shall ensure that the signal leakage from a cable television system shall be within the limits specified below.

Frequencies (MHZ)	Signal leakage limit (PV/meter)	Distance (Meters)
Upto and including 54	15	30
Over 54	20	3

e. Carrier to noise ratio for each TV channel shall not be less than 45 dB at subscriber's end of subscriber's drop.

f. In case of internet over cable (IOC) connections throughput to the subscriber should not be below 50% of the rated bandwidth at any time.

11. Service Reliability.

a. The service provider shall take all necessary steps to avoid interruption of cable services to its subscriber. These steps include, but are not limited to :-

(1) Provision of alternate power supply (which may include generators, uninterruptible power supply (UPS), dual power source etc), 24 hours a day, to its headend facilities, to cater for main power failure.

(2) Presence of trained personnel, 24 hours a day in case of any mechanical fault in the headend facilities.

(3) In case of unplanned interruption, the service provider shall ensure that the interruption duration, in cable service to a subscriber, does not exceed 18 hours in a month in case of interruption in the main distributor cable due to vandalism by extraneous agencies, repair shall be carried out promptly.

(4) In case of planned interruption, i.e. System maintenance / up-gradation etc, the interruption duration in cable service shall not exceed 5% of the prime time in a year to a subscriber, provided that a notice is served to all affected subscribers at least 24 hours in advance of such interruption.

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(5) A customer service office will be established in Cantonment i.e. (Tufail Road) with 24x7 staff availability to cater to the urgent requirement of fault resolution, network maintenance and service availability.

b. The service provider shall ensure that the cable service is not interrupted to its subscribers other than the conditions specified above and the subscriber defaults.

c. In case of violation by the service provider, Station Headquarters will grant a relief in the form of a reduction / exemption in the monthly subscription fee of the affected subscriber (s) for the month (s) in which violation has take place and service provider will be bound to provide the same.

12. <u>Relaxation of the Standards.</u> On a written request by the service provider, any or all of the above standards may be relaxed by the Station Headquarters on the advice of CC Signals as deemed appropriate in case of a force majeure. In case a dispute arises whether the condition is a force majeure or otherwise, the decision of the Station Commander shall be final. The written request for relaxing any or all of these standards must be filed within two working days of the occurring of such an event.

13. <u>Revision / Amendment / Modification of the Standard.</u> The board headed by Station Commander and members comprising CC Signals, Colonel Administration (Garrison), AA&QMG Garrison Headquarters, AA&QMG Station Headquarters and GSO-1 Headquarters Signals may, amend and / or modify these standards on an annual basis or at an early date as deemed appropriate.

14. <u>Fine for Violation.</u> The service provider shall ensure that above mentioned standards are followed in latter and spirit. However, in case of a violation of standards by the service provider, Station Headquarters will serve the show cause notice for non-compliance. In case the issue is not resolved within 15 calendar days after the serving of show cause notice Station Headquarters may impose a fine which may extend to Rs 50,000/- (Rupees Fifty Thousand) for each violation. In case of continuous violation of standards, Station Headquarters may initiate, either suo moto of on the complaint of the subscriber, proceedings against the service provider for termination of the contract.

15. <u>Cable TV Operator Shall Ensure that :-</u>

a. All local advertisement inserts shall conform to PEMRA / Media Policy.

b. No political, sectarian or obscene inserts shall be included in network transmission.

c. Will abide by all Army instructions issued from time to time.

d. Any additional channels will be added only with prior approval of Station Commander who will also have the authority to close any of the existing channels as policy which shall not be challenged in any court of law.

e. Subscriber will have the choice to opt for all services offered or can only get cable network, connection (digital, analogue or both).

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f. In no case a distributor (loop holder) shall be granted signal by a service provider without information to Station Headquarters and if he is found working in Cantonment area, the service / signal provider will be penalized and his license can be cancelled.

g. Only channels with landing rights in Pakistan as per PEMRA policy shall be screened.

h. Chief Executive Officer /authorized representative shall be bound to attend any meetings called by Station Headquarters and promptly respond to the orders /instructions issued therein / from time to time.

i. No loop holder will approach Station Headquarters directly. Cable companies shall have sole responsibility of handling their loop holders and any complaints / grievances may only be addressed to Station Headquarters by license holder cable operator / company only on their companies letter pad.

16. Installation charges and Rates of Monthly Rent. This is the maximum limit which a service provider can charge. However he can offer these services at lesser rate. In no case a service provider will commence his service free of charge, however rates can be reduced Upto Rs 200/- for Retd and Rs 250/- for Civilians:-

Type of Svc	Retired service Person (Rs) Per Month	Serving (Rs) per Month	Civilian (Rs) per Month	Modem (Rs)	Set Top Box (Rs)
Cable Analog	250/-	200/-	400/-		
Installation Charges	1,650/- (One Time) • Upto 150 feet of drop wire				
Cable Digital					
Package Detail	350/-	250/-	450/-		4,400/- (One Time Refundable for serving army person)
VOD	As per viewing or as per PEMRA rulings (awaited)				

• Drop cable exceeding 200 feet shall be charged accordingly at market rates

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Type of Svc	Retired service Person (Rs Per Month	Serving (Rs) Per Month	Civilian (Rs) Per Month	Installation Charges
Internet over cable				
1 Mbps	1250/-	1250/-	1250/-	1,000/- (One Time)
2 Mbps	1550/-	1550/-	1550/-	
4 Mbps	2100/-	2100/-	2100/-	
6 Mbps	4000/-	4000/-	4000/-	
8 Mbps	6000/-	6000/-	6000/-	
10 Mbps	8000/-	8000/-	8000/-	

17. Any unauthorized Cable TV operator practicing in the aforesaid limits of cantonments will be dealt with in accordance to prevailing law.

18. Cable TV Operator shall not destroy, remove, alter, defame or otherwise imperil any existing facility / Utility infrastructure laid in the area of operation, without having prior approval from the concerned department. Nor the Cable TV operator will spoil the outlook of Cantonment by way of loose wire of digging for underground lying. There will be no road cuts, and all road crossings will be made underground through boring. Where underground lying is to be under take ROW form Cantonment Board will be taken for 'Cantonment Land'.

19. Cable TV operator will extend its services free of cost for Garrison Security system. For this purpose and better coordination regular monthly meetings will be held at Station Headquarters.

20. <u>Station Headquarters will have the authority to :-</u>

a. Cancel the contract at any time giving a notice of one month, on serious violation of Agreement / nonpayment of dues.
b. Order to screen off any channel or change the position of any channel as a policy.
c. Amend the terms of contract if required, with consultation of both parties.
d. Grant permission to other cable operators to operate in Cantonment limits on same terms and conditions to which WorldCall Telecom Limited will have no objection.

21. <u>Arbitration.</u> **All disputes between the parties hereto arising out of this agreement, or in relation there to or regarding to interpretation of any clause for the decision of which no express provision has before been made shall be referred to Station Headquarters. In case of any difference of opinion, decision of Station Commander would be final and it will not be challenged in any court of law.**

22. <u>Indemnity.</u> The cable TV Operator will indemnify the said Local Military Authority from all claims for injuries caused to any person, whether a workman or not while in or upon the work.

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23. **No Objection Certificate.** Franchise fee Rs.4,500,000/- will be paid as under:-

(1). 90% of NOC Fee i.e. Rs. 4,050,000/- will be deposited in SWOL as following schedule:-

a.	On Signing the Contract	Rs. 850,000/-
b.	By 30 Jun 18	Rs. 800,000/-
c.	By 15 Oct 18	Rs. 800,000/-
d.	By 15 Apr 19	Rs. 800,000/-
e.	By 15 Oct 19	Rs. 800,000/-

(2) 10% of NOC Fee i.e. Rs 450,000/- will be deposited with Station Headquarters on signing the agreement.

24. **Monthly Charges.** M/S World Call Telecom Limited will pay monthly fee @ Rs.160,000/- (There will be an increase of 10% percent (starting from the 2nd year) in the monthly charges) by 20th of each month for 5 years (60 months) for remainder, of the agreement period as per following schedule:-

a. 90% of Monthly Fees i.e. Rs. 144,000/- will be deposited in SWOL by 10th of each month.

b. 10% of Monthly Fees i.e. Rs. 16,000/- will be deposited in Station Headquarters by 10th of each month.

25. In case of late deposit of monthly charges a fine of 5% per month of the balance amount will be levied.

26. Public service Messages will be displayed through M/S WorldCall Telecom Limited Cable services free of cost on instruction from Station Headquarters.

27. M/S WorldCall Telecom Limited will provide 35 complimentary TV & Internet connections on direction form Station Headquarters.

28. **Ban on Telecast Programme / Advertisement Containing following:-**

a. Airing of Indian Channels (As per PEMRA policy).

b. Indian movies consisting propaganda against Ideology of Pakistan, security forces of Pakistan and Islam.

29. **Complaint Handling Procedure.**

a. One customer Service Centre with adequate and trained staff will be operating 24 hours a day, within its defined area of service which will be accessible to all of its subscriber base.

b. All the complaints will be registered telephonically or electronically as per the facilities available.

c. A proper record will be maintained, containing all complaints filed by the subscribers, the record will include following details of the complaints:-

(1) Name and address of the complainant.

(2) Date and time of filling of the complaint

(3) Type of complaint (service quality, program contents, service interruption, billing etc).

(4) Date and time of redress of the complaint.

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d. After registering the complaint a reference number will be allotted to the complainant.

e. The complaint will be addressed immediately but not later than 24 hours or one working day in normal circumstances. (Circumstances other than force majeure).

f. For the purpose of maintenance / repair, the repairing staff will carry proper identification documents alongwith a photograph. (Company will be bound to follow the security SOP / security instructions issued from time to time by Station Headquarters.

g. The M/S WorldCall Telecom Limited shall submit to the Station Headquarters, as and when required to do so, information regarding the complaints received and redressed.

h. Location and telephone number of complaint cell / customer care center will be Cantonment Board Plaza, Tufail Road Lahore Cantt.

i. The M/S WorldCall Telecom Limited will be bound to share the complete details of its subscribers with Station Headquarters as and when required.

30. **MISCELLANEOUS**

a. **Upgrade Equipment** M/s WorldCall should upgrade its Technical Equipment within 6 months so as to enhance the Bandwidth cum Network stability for improved quality of service and customer satisfaction as compared to other service providers. Any further upgrade in Equipment must be done in consultation with Station Headquarters.

b. **Increase in No of Channels** M/s WorlCall must increase their no of Channels within 6 months being provided to bring it at par with other cable service providers. Proposed increase in channels is as under:-

(1) Analog Channels may be increase from 80 to 100 approx.

(2) Digital Channels may be increase from 120 to 200 approx.

c. **Bandwidth** M/s WorldCall to increase Bandwidth (BW) cap of avail package, as other service providers like storm fiber (Cybernet), PTCL, Witribe and Zong Dongle are already providing its users with Bandwidth (BW) upto 30 Mbps.

d. **Upgrade of FTTH (Fiber to the Home)** In view of daily customers requirements, there is dire need to upgrade fully geared up Networks (NWs) best of FTTH to meet emerging/ increase domestic needs. Thus upgrade of current HFC (Hybrid Fiber Coaxial) system to FTTH may be considered accordingly.

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In witness, whereof, the authorized officer of the Garrison Headquarters and Authorized Managing Executive of M/S World Call Telecom Limited have set their on the above agreement on the date, month and year first a fore mentioned in the presence of the following witness:-

(Authorized Representative WTL)
Chief Technology Officer
Mr. Amir Gulzar S/O Malik Gulzar Ahmed
World Telecom Limited
C.N.I.C No 38403-9998635-7

CEO Mr Babar Ali Syed
C.N.I.C 37405-0593626-9

(Authorized Officer)
Lieutenant Colonel Amjad Hussain Amjad
Assistant Adjutant & Quarter Master General (Cable)
Station Headquarters Lahore Cantonment

Witnesses

Witness No. 1
Name: Muhammad Mudassir
Designation: Manager PMO
CNIC 17301-7551212-5
Dated ______

Witness No. 2
Name: Bilal Aftab
Designation: Asst Manger Tech
CNIC: 35202-0149590-9
Dated: ______

Witnesses

Witness No. 1 ______
Sub(CRS) Sana Ullah
Stn HQ Lahore

Witness No. 2 ______
Havildar(CRS) Muhammad Yousaf
Stn HQ Lahore

COUNTERSIGNED BY

Brigadier
Station Commander
(Babar Mehmood Abbasi)